Exhibit 4.1

                              DIRECTORS RESOLUTION
                              VALIDIAN CORPORATION
                                  MAY 30, 2003

The Board of Directors of Validian Corporation, a Nevada corporation ("the Corporation"), acting in accordance with the provisions of Section 78.315 of the General Corporation Law of the State of Nevada, by the signature and with the consent of the undersigned, who constitute the only member of the Board of Directors of the Corporation, hereby takes the following actions in lieu of meeting.

RESOLVED: that the Corporation cancel, effective May 30, 2003 and pursuant to its agreement with each of the warrant holders, 410,000 Series B warrants exercisable at $3.00 per share and expiring on December 31st, 2004 and all of the Series D warrants exercisable at $1.00 per share and expiring on December 31st, 2004.

RESOLVED: that the company issue 2,853,350 shares of its common stock in satisfaction of $941,605.62 of outstanding 12% secured notes payable including accrued interest and 1,653,512 shares of its common stock in satisfaction of $515,958.90 of outstanding 5% convertible notes payable including accrued interest and that the company also issue 2,135,000 Series E Warrants with an exercise price of $0.33 per share and expiring on May 30, 2008 and 4,000,000 Series F Warrants with an exercise price of $0.50 per share and expiring on May 30, 2007.

RESOLVED: that the company's Incentive Equity Plan is hereby approved.

IN WITNESS WHEREOF, the undersigned director of Validian Corporation has executed this Unanimous Consent effective as of the 30th day of May 2003.

/s/ Andre Maisonneuve
------------------------
Andre Maisonneuve
Director



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